EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-180684-01 on Form S-3 of our report dated October 1, 2012 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting guidance effective August 1, 2010), relating to the financial statements of Ferrellgas Partners Finance Corp., appearing in this Annual Report on Form 10-K of Ferrellgas Partners Finance Corp. for the year ended July 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

October 1, 2012